Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2009, relating to the consolidated financial statements and financial statement schedule as of and for each of the years ended December 31, 2008 and December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2008 of Satcon Technology Corporation and its subsidiaries appearing in the Annual Report on Form 10-K of Satcon Technology Corporation for the year ended December 31, 2008 and to the reference to our Firm under the caption “Experts” in the Prospectus which is part of such Registration Statement.

/s/ CATURANO AND COMPANY, P.C.

Boston, Massachusetts

May 5, 2009